Exhibit 10.1
CONSULTING, CONFIDENTIALITY, AND
NON-COMPETITION AGREEMENT
THIS CONSULTING, CONFIDENTIALITY, AND NON-COMPETITION AGREEMENT (the “Agreement”) is made this 30th day of November, 2006, between CORNING NATURAL GAS CORPORATION (the “Corporation”), a New York corporation with its principal place of business at 330 W. William Street, P.O. Box 58, Corning, New York 14830, and THOMAS K. BARRY (“Consultant”), with a home address of 10958 E. Lake Road, Hammondsport, New York 14840.
ARTICLE 1
TERM OF CONTRACT
     1.01. Term Of Contract. This Agreement will become effective on January 3, 2007, and will continue in effect for four (4) years, until December 31, 2010, or until terminated as provided in this Agreement.
ARTICLE 2
SERVICES TO BE PERFORMED BY CONSULTANT
     2.01. Services To Be Performed By Consultant. Consultant agrees to provide those services requested by the Corporation’s CEO to assist in the transition to a new management team at the Corporation.
     2.02. Method of Performing Services. Consultant and the Corporation’s CEO will jointly determine the method, details, and means of performing the services described in Section 2.01.
ARTICLE 3
PAYMENT FOR SERVICES
     3.01. Payment to Consultant. Corporation agrees to pay to Consultant the amount of $150,000 per year for his services rendered under this Agreement. Corporation will make payments in equal installments on Corporation’s regular payroll dates.
     3.02. Deduction in Payment for First Year of Services. Notwithstanding the annual payment set forth in section 3.01, Consultant’s annual payment for the first year of this Agreement will be reduced by the aggregate of the salary Corporation pays to Consultant and the Corporation’s share of FICA taxes related to Consultant’s employment with Corporation from the date of Consultant’s resignation from Corporation’s Board of Directors through May 1, 2007.

Therefore, the Corporation will pay the Consultant no more than $600,000 in the aggregate in salary and consulting fees under Section 3.01 of this Agreement from the date of this Agreement through its term.
     3.03. Expenses. With the Corporation’s prior approval, Corporation shall reimburse or pay Consultant for any and all of his direct and commercially reasonable costs and expenses incurred by him on behalf of the Corporation in connection with the performance of the Services.
     3.04. Benefits and Deferred Compensation. Consultant understands that the sole compensation for the consulting services provided by this Agreement is set forth in section 3.01. Consultant is not entitled to receive any supplemental or other deferred compensation benefits. However, nothing herein affects Consultant’s right to receive payments under Corporation’s pension plan for non-union employees, or any supplemental plan or under his deferred compensation agreement, to which he is otherwise entitled as a former employee of Corporation.
ARTICLE 4
OBLIGATIONS OF CONSULTANT
     4.01. Best Efforts. Consultant agrees to devote his best efforts to the performance of the Services described in this Agreement.
     4.02 Hours During Which Services May Be Performed. Consultant agrees that any services described in this Agreement that must be performed on Corporation’s premises will be performed during Corporation’s regular business hours.
     4.03 Instrumentalities. Consultant is responsible for supplying all means necessary for performing under this Agreement.
     4.04. Liability Insurance. Consultant agrees to maintain a policy of insurance to cover any negligent acts committed by Consultant or Consultant’s employees or agents during the performance of any duties under this Agreement. Consultant further agrees to hold Corporation free and harmless from any and all claims arising from any negligent act or omission.
     4.05. Assignment by Consultant. Neither this Agreement nor any duties or obligations under this Agreement may be assigned by Consultant without the prior written consent of Corporation.
     4.06. Obligations upon Termination of Services. Consultant agrees to comply with Corporation’s exit procedures following termination or expiration of this Agreement as a condition of Corporation’s final payment to Consultant. Such procedures may include, but are not limited to, notification to proper Corporation’s officials, returning all Corporation’s equipment and security badges, and execution of appropriate documents.

ARTICLE 5
EXISTING AGREEMENTS WITH CONSULTANT
     5.01. Existing Agreements with Consultant. The Corporation and Consultant are parties to (i) the Amended and Restated Employment Agreement dated as of December 14, 2000 (as amended as of January 1, 2005, the “Employment Agreement”); (ii) the Amended and Restated Severance Agreement dated as of December 14, 2000 (as amended as of January 1, 2005, the “Severance Agreement”); (iii) the Amended and Restated Survivor Benefit Deferred Compensation Agreement dated as of December 14, 2000 (as amended as of January 1, 2005, the “Deferred Compensation Agreement”); and (iv) the Assignment Agreement dated as of July 10, 2001 (the “Assignment Agreement”).
     5.02. Modification of the Employment Agreement.
     (A) Consultant hereby resigns as Chairman of the Board, Chief Executive Officer and President of the Corporation effective as of the date of this Agreement, and the Corporation hereby accepts such resignation.
     (B) Effective on the date of this Agreement and through January 3, 2007, Consultant shall be employed by the Corporation as the Special Assistant to the Chief Executive Officer at (i) an annual salary as of the date of this Agreement of $227,286 and (ii) Consultant’s current health benefits as further described in Section 7(a) of the Employment Agreement. Notwithstanding the foregoing, Consultant may resign as Special Assistant to the Chief Executive Officer at any time prior to January 3, 2007.
     (C) The Chief Executive Officer of the Corporation shall determine the method, details and means of performing Consultant’s duties as Special Assistant to the Chief Executive Officer.
     (D) The Corporation hereby agrees that Sections 7(a), 7(e) and 7(g) of the Employment Agreement shall remain in full force and effect.
     (E) Except for Sections 7(a), 7(e) and 7(g) of the Employment Agreement, the Employment Agreement shall terminate and be of no further force and effect as of the date of this Agreement. Section 7(a) of the Employment Agreement shall terminate and be of no further force and effect on January 3, 2007.
     5.03. Termination of the Severance Agreement. As of the date of this Agreement, the Severance Agreement shall terminate and be of no further force and effect.
     5.04. Continuation of the Deferred Compensation Agreement. The Deferred Compensation Agreement shall remain in full force and effect, provided, however, that any payments that Consultant may be entitled to under the Deferred Compensation Agreement shall be funded only from assets that are segregated and identified on the Corporation’s balance sheet as of the date of this Agreement.

     5.05. Transfer of the Assignment Agreement. As of the date of this Agreement, the Corporation shall transfer, assign and set over to Consultant, at no cost to Consultant, the Key Man Policy (as such term is defined in the Assignment Agreement) and the Assignment Agreement shall terminate and be of no further force and effect.
     5.06. Pension Benefits. Consultant shall be entitled to receive payments under the Retirement Plan for Salaried and Non-Union Employees of Corning Natural Gas Corporation pursuant to its terms (the “Pension Plan”).
     5.07. No Other Obligations. Consultant represents and acknowledges that he has no severance, pension or other compensatory arrangements with the Corporation other than the Pension Plan, Employment Agreement, the Severance Agreement, the Deferred Compensation Agreement and the Assignment Agreement. Other than as specifically provided for in this Article 5, the Corporation shall have no other obligations or liabilities to Consultant under the terms of the Employment Agreement, the Severance Agreement, the Deferred Compensation Agreement and the Assignment Agreement.
ARTICLE 6
TERMINATION OF AGREEMENT
     6.01. Expiration of Agreement. Unless otherwise terminated as provided in this Agreement, this Agreement shall continue in force until December 31, 2010.
     6.02. Termination of Consultant’s Consulting Obligations. Consultant’s obligations to provide consulting services under this Agreement shall terminate automatically on the occurrence of any of the following events:
     (A) Bankruptcy or insolvency of either party.
     (B) Sale of the business of the Corporation.
     (C) Death or dissolution of either party.
     (D) Upon the Corporation’s breach of its payment obligations under this Agreement.
     6.03. Termination of Corporation’s Payment Obligations. The Corporation’s obligation to make payments to Consultant under this Agreement shall terminate automatically upon Consultant’s material breach of any provision of this Agreement.

ARTICLE 7
COVENANTS, WARRANTIES AND REPRESENTATIONS OF CONSULTANT
     7.01. Warranties and Representations of Consultant. Consultant warrants and represents to Corporation:
     (A) that he shall perform his duties under this Agreement personally and shall not delegate the performance of those duties to any other person without first obtaining Corporation’s written consent.
     (B) that the Services will be performed in a timely, diligent, professional and workmanlike manner in accordance with the highest applicable industry standards, in accordance with this Agreement.
     (C) that he will diligently devote such time and best efforts as is reasonably required to Corporation’s business in the performance of the Services and will perform the Services conscientiously, efficiently and to the best of their ability.
     (D) that he shall not to remove any property of Corporation, including any proprietary or confidential information, from Corporation’s premises without prior written consent of Corporation.
     7.02. Work Product. Consultant hereby acknowledges and covenants that any and all documentation, materials and tangible items embodying any of its Services, in whatever medium created or stored, including electronically created and/or stored items (collectively referred to as “Work Product”), is the sole and exclusive property of Corporation and hereby assigns, and agrees to assign, to Corporation any and all of Consultant’s right, title and interest in, to and under any and all Work Product and all proprietary rights relating thereto. Upon Corporation’s request and without further compensation therefore, and whether during the term of this Agreement or thereafter, Consultant will do all lawful acts, including, but not limited to, the execution of such papers, the making of such lawful oaths and the giving of such testimony as, in the reasonable opinion of Corporation, may be necessary or desirable to obtain, sustain, reissue, extend and enforce any proprietary rights related to any Work Product and to perfect, affirm and record Corporation’s complete ownership and title thereto and Consultant will otherwise cooperate in all proceedings and matters relating thereto.
ARTICLE 8
RELATIONSHIP AND INDEMNITY
     8.01. Independent Consultant. Consultant is and shall be an independent contractor. Consultant shall not be deemed to be an employee of Corporation. Nothing herein contained in this Agreement shall be construed so as to create a partnership or joint venture; and neither party hereto shall be liable for the debts or obligations of the other. Corporation shall not have the power to hire or fire Consultant’s employees and Corporation may not in any other way exercise dominion or control over Consultant’s business.

     Neither party is intended to have, nor shall neither of them represent to any other person that it has, any power, right or authority to bind the other, or to assume, or create, any obligation or responsibility, express or implied, on behalf of the other, except as expressly required by this Agreement or as otherwise permitted in writing.
     Consultant will treat all payments under this Agreement as ordinary income for income tax purposes. With respect to any payments to Consultant hereunder, the Corporation shall not (a) withhold or pay FICA or other federal, state or local income or other taxes or (b) comply with or contribute to state workers’ compensation, unemployment or other funds or programs.
     8.02. Indemnity. Consultant shall indemnify Corporation and hold Corporation harmless from and against, and shall defend against, any and all claims and damages of every kind, arising out of or attributed, directly or indirectly, to the conduct, operations, or performance of Consultant hereunder.
ARTICLE 9
NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY
     9.01. Definitions.
     The following terms, as used in this Article, shall have the following meanings:
     (A) “The Corporation’s Business” means the provision of natural gas, transportation, storage, and other unbundled energy services within Chemung County and Steuben County, New York.
     (B) “Confidential Information” means any information which is proprietary or unique to the Corporation’s Business, including but not limited to trade secret information, devices, techniques, data and formulas, research subjects and results, marketing methods, plans and strategies, operations, products, revenues, expenses, profits, sales, key personnel, customers, suppliers, pricing policies, any information concerning the marketing and other business affairs and methods of the Corporation’s Business which is not readily available to the public.
     (C) “Restricted Business” means any business activity relating to the Corporation’s Business.
     (D) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
     (E) “Restricted Period” means the date of this Agreement through December 31, 2010..

     9.02. Confidential Information.
     (A) Consultant acknowledges that the Corporation and its employees and shareholders have over many years devoted substantial time, effort, and resources to developing the Corporation’s trade secrets and its other confidential and proprietary information, in addition to the Corporation’s relationships with customers, suppliers, employees, and others doing business with the Corporation; that such relationships, trade secrets and other information are vital to the successful conduct of the Corporation’s business in the future; that the Corporation, in the furtherance of its business, has in the past provided Consultant with the opportunity and support necessary to allow him to establish personal and professional relationships with customers, suppliers, employees, and others having business relationships with the Corporation and has afforded Consultant unlimited access to the Corporation’s trade secrets and other confidential and proprietary information; that because of the opportunities and support so provided to Consultant and because of Consultant’s access to the Corporation’s confidential information and trade secrets, Consultant would be in a unique position to divert business from the Corporation and to commit irreparable damage to the Corporation were Consultant to be allowed to compete with the Corporation or to commit any of the other acts prohibited below; that the enforcement of the restrictive covenants against Consultant would not impose any undue burden upon Consultant; that none of the restrictive covenants is unreasonable as to period or geographic area; and that the ability to enforce the restrictive covenants against Consultant is a material inducement to the decision of the Corporation to enter into this Agreement.
     (B) Consultant shall hold confidential all Confidential Information obtained during his prior tenure as CEO of the Corporation, and during the conduct of the Services under this Agreement, and shall not disclose such information without Corporation’s unless disclosure is ordered by a court of competent jurisdiction.
     9.03. Non-competition, Non-solicitation and Non-disparagement. Because of Consultant’s opportunity to develop relationships with existing employees, customers, and other business associates of the Corporation, which relationships constitute goodwill of the Corporation, and because the Corporation would be irreparably damaged if Consultant were to take actions that would damage or misappropriate such goodwill, Consultant accordingly covenants and agrees as follows:
     (A) During the Restricted Period, Consultant shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, have an ownership or equity interest in, or have a financial or other interest in, any business which engages in any aspect of the Restricted Business within the State of New York, whether for or by himself or as an independent contractor, agent, stockholder, partner or joint venturer for any other Person, provided that the aggregate ownership by Consultant of no more than two percent (2%) of the outstanding equity shall not be deemed to be giving or lending funds to, otherwise financing or having a financial interest in a competitor. In the event that any Person in which Consultant has any financial or other interest directly or indirectly enters into the Restricted Business during the Restricted Period, Consultant shall divest all of his or her interest (other than any amount permitted under this paragraph) in such Person within thirty (30) days after such Person enters into any aspect of the Restricted Business.
     (B) Consultant covenants and agrees that, during the Restricted Period, Consultant will not, directly or indirectly, either for himself or for any other Person:
     (i) solicit any employee of the Corporation to terminate his or her employment with the Corporation or employ any such individual during his or her employment with the Corporation and for a period of twelve (12) months after such individual terminates employment with the Corporation;
     (ii) solicit any supplier to the Corporation to purchase or distribute information, products or services of or on behalf of Consultant or such other Person that are competitive with the information, products or services provided by the Corporation;
     (iii) request or advise any present or future customer of the Corporation to withdraw, curtail or cancel its business dealings with the Corporation; or commit any other act or assist others to commit any other act which might injure the business of the Corporation.
     (iv) take any action, including without limitation the making of disparaging statements concerning the Corporation, its members, managers, officers, directors or employees, that is reasonably likely to cause injury to the relationships between the Corporation or any of its employees and any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Corporation, as such relationship relates to the Corporation’s conduct of the Restricted Business.
     (C) Consultant understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the Restricted Business, but Consultant nevertheless believes that he has received and will receive sufficient consideration and other benefits as a result of his or her employment with the Corporation to clearly justify such restrictions which, in any event (given the Consultant’s education, skills and ability), Consultant does not believe would prevent him from otherwise earning a living.
     9.04. Remedies. In the event of the violation or threatened violation by Consultant of any of the covenants contained in this Agreement, in addition to any other remedy available in law or in equity, the Corporation shall have (i) the right and remedy of specific enforcement, including injunctive relief, it being acknowledged and agreed that any such violation or threatened violation will cause irreparable injury to the Corporation and that monetary damages will not provide an adequate remedy, and (ii) the right to any and all damages available as a matter of law, and costs and expenses incurred by the Corporation in pursuing its rights under this Agreement, including reasonable attorneys’ fees and other litigation expenses.

     9.05. Effect. This Article supersedes any and all prior agreements and understandings between the Consultant and the Corporation to the extent that any such agreements or understandings conflict with the terms of this Article.
ARTICLE 10
GENERAL PROVISIONS
     10.01. Notice. Any notices to be given under this Agreement by either party to the other may be effected either by personal delivery in writing or by registered or certified mail, with postage prepaid and with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement. However, each party may change the address for receipt of notice by giving written notice in accordance with this paragraph. Notices delivered personally will be deemed communicated at the time of delivery. Mailed notices will be deemed communicated one day after mailing.
     10.02. Entire Agreement of the Parties. This Agreement supersedes any and all agreements, both oral and written, between the parties with respect to the rendering of services by Consultant for Corporation, and contains all of the covenants and agreements between the parties with respect to the rendering of these services in any manner whatsoever. Each party acknowledges that no representations, inducements, promises, or agreements, written or oral, have been made by either party, or by anyone acting on behalf of either party, that are not embodied in this Agreement. Any modification of this Agreement will be effective only if it is in a writing signed by the party to be charged.
     10.03. Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.
     10.04. Applicable Law; Jurisdiction. This Agreement shall be construed, interpreted and enforced according to the statutes, rules of law and court decisions of the State of New York without regard to conflict of law provisions. Any suit to enforce this Agreement shall be brought in the federal or State Courts of New York. The parties submit to personal jurisdiction and venue in the State of New York, Steuben County.
     10.05. Attorneys’ Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees in addition to any other relief to which that party may be entitled. The attorneys’ fees may be set by the court in the same action or in a separate action brought for that purpose.
     10.06. Parties Bound. This Agreement shall be binding on, and inure to the benefit of, each party’s successors in interest, including successors, assignees, heirs, legatees, assignees, and legal representatives.

     10.07. Captions. The captions appearing herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or provision hereof.
     10.08. Further Assurances. Each party to this Agreement represents, agrees and warrants that it will perform all other acts and execute and deliver all other documents that may be necessary or appropriate to carry out the intent and purposes of this Agreement.
     10.09. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
     Executed on the date first written above.

Corning Natural Gas Corporation:		Thomas K. Barry:

By: /s/ Fi Sarhangi		/s/ Thomas K. Barry

Name:	Fi Sarhangi

Title:	Chief Financial Officer